Exhibit 10.24

Summary of Zhongdehui (Shenyang) Education Consulting Co., Ltd. Leasing

1.	The Contract Parties

Party A: Shenyang Financial Business Development Zone Huixin Micro Finance Co., Ltd.

Party B: Zhongdehui (Shenyang) Education Consulting Co., Ltd.

In accordance with the relevant laws and regulations, in order to clarify the rights and obligations of both parties, both parties shall sign this joint office space service agreement (hereinafter referred to as “this agreement”) on an equal and voluntary basis.

2.	The lessee is willing to rent and the lessor agrees to lease the unit property at 36, Lane 202, Xiaobeiguan Street, Shenhe District, Shenyang City.

The leased area of the property is approximately 1,200 .00 square meters.

3.	Service Term& Rent

Service Term	Monthly Fee Amount (RMB)
December 24. 2020 to	Fee Type	Amount
December 25.2022	Rent	60000 rmb

the rent will be paid monthly before the 20th of each month to Party A, in form of Transfer or Cheque.

4.	Main Responsibilities of Both Parties:

(1)	Party A and Party B shall perform relevant national, provincial and municipal laws and regulations

(2)	Party A and Party B shall assist and cooperate with relevant departments in the inspection of house leasing, house safety, fire safety and public security.

5.	Rights and Obligations of Party A

(1)	The house and equipment shall be delivered to Party B for use in accordance with the contract. If the house is not provided as agreed, Party B shall pay liquidated damages at 0.1% of the monthly rent for each overdue day.

(2)	When transferring the house during the lease term, Party B shall be notified in writing 3 months (not less than 3 months) in advance, and Party B shall be notified in writing 30 days in advance when mortgaging the house.

(3)	If Party B changes the structure and purpose of the house, resulting in the loss of the leased property, or Party B defaults on the rent for more than 15 days, Party A may terminate the contract, take back the house and claim compensation for the loss.

6.	Rights and Obligations of Party B

(1)	Pay the rent on time. If the rent is overdue, Party B shall pay Party B liquidated damages at 30% of the current monthly rent for each overdue day.

(2)	Upon the expiration of the lease term, the original leased house shall be returned to Party A. if it is necessary to continue renting the house, an agreement shall be reached with Party A 30 days in advance, and both parties shall sign a separate contract.

7.	Other agreements: none.

8. If either party fails to perform the terms of this contract or violates relevant laws and regulations, and still fails to issue within a reasonable period after being urged, the losses caused shall be borne by the responsible party.

9. During the lease term, if the contract cannot be performed due to force majeure, Party A and Party B shall negotiate in accordance with relevant laws and regulations.

10. This contract is made in duplicate, one for each party.

11. In case of any dispute during the re performance of this contract, both parties shall settle it through negotiation. If the negotiation fails, they shall bring a lawsuit to the people’s court according to law or apply to the local arbitration commission for arbitration.

12. This contract will come into effect on the day when the representatives (person in charge) or authorized representatives of both parties sign and affix the official seal.

Lessor (Party A): Shenyang Financial Business Development Zone Huixin Micro Finance Co., Ltd.

Date: December 24,2020

Lessee (Party B): Zhongdehui (Shenyang) Education Consulting Co., Ltd.

Date: December 24,2020